Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Proposed Convertible Senior Note Offering

Princeton, N.J.; July 17, 2003 – Medarex, Inc. (Nasdaq: MEDX) announced today that it intends to offer $100 million of Convertible Senior Notes expected to be due in 2010 in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. These Notes will be convertible into Medarex Common Stock at a price to be determined.

The net proceeds from the offering will be used for general corporate purposes. We may also use a portion of the net proceeds to repay a portion of our outstanding indebtedness and to acquire products or companies that further our strategic goals, although we currently have not entered into any agreement relating to any such transactions and have no current plans to do so.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. The convertible senior notes being offered have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, the Notes and the common stock issuable upon conversion of the Notes may not be offered of sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believes”; “anticipates”; “intends”; “plans”; “expects”; “estimates”; “could”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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